KPMG LLP
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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the use of our report dated April 24, 2008, except as to note 15 which is as of June 27, 2008, with respect to the consolidated balance sheet of Triangle Petroleum Corporation as of January 31, 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, incorporated herein by reference.

We consent to the use of our report dated April 24, 2008, with respect to the consolidated balance sheet of Triangle Petroleum Corporation as of January 31, 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, incorporated herein by reference.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 24, 2008, except as to note 15 which is as of June 27, 2008 and our report dated April 24, 2008 contain an explanatory paragraph that states that Triangle Petroleum Corporation has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Calgary, Canada
July 29, 2008

KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association